Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-36330 and 33-41313) pertaining to the Bairnco Corporation 401(k) Savings Plan and Trust of our report dated June 20, 2002, with respect to the financial statements and schedule of the Bairnco Corporation 401(k) Savings Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/Ernst & Young LLP

Orlando, Florida

June 28, 2002